Nanophase Technologies Corporation 8-K

Exhibit 10.1

FIRST AMENDMENT TO

SUPPLY AGREEMENT

This First Amendment to Supply Agreement (this “Amendment”) is made by and between Nanophase Technologies Corporation, a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 1319 Marquette Drive, Romeoville, IL 60446 (“Supplier”), and Hallstar Ester Solutions Corporation (formerly known as Ester Solutions Company), a Delaware corporation, having its principal place of business at 5851 W 73rd St, Bedford Park, IL, USA 60638 (“Company”) (each, a “Party” and together, “Parties”).

WHEREAS, Supplier and Company have entered into that certain Supply Agreement dated March 31, 2016 (the “Agreement”); and

WHEREAS, Supplier and Company desire to enter into this Amendment to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree to amend and do hereby amend the Agreement as follows:

1.

All references to “Ester Solutions Company” in the Agreement are deleted and replaced with “Hallstar Ester Solutions Corporation.”

2.

Article 5 of the Agreement is hereby deleted and replaced by the following:

5.

MARKS

5.1

Ownership: All trademarks, service marks, trade names, logos or other words or symbols identifying the Products (the "Marks") are and will remain the exclusive property of Company, whether or not specifically recognized or perfected under applicable law. Supplier will not acquire any right in the Marks. Supplier will not register, directly or indirectly, any trademark, service mark, trade name, company name or other proprietary or commercial right that is identical or confusingly similar to the Marks or that constitute translations thereof.

5.2

Intentionally Omitted.

3.

Section 8.1 of the Agreement is hereby deleted and replaced by the following:

8.1

Ownership. All Intellectual Property Rights in and in relation to the Products that a party developed prior to the Effective Date shall be and remain the sole and exclusive property of such party ("Pre-Existing IP"). . Notwithstanding the foregoing, as between Suppler and Company, all Intellectual Property Rights in and in relation to modifications or customizations to the Products (New Product Concept) requested by Company or a customer of Company shall be under the sole ownership of the Company, and the Company shall have the exclusive right to sell the New Product Concept. Supplier shall not be obligated to make or develop the New Product Concept. Each party hereby grants the other party a limited, non-exclusive and nontransferable license to use its Pre-Existing IP and its Intellectual Property solely as necessary for the other party to perform its obligations under this Agreement.

4.

The effective date of this Amendment, like the Agreement, shall be May 21, 2018(the “Effective Date”).

5.

The Agreement shall in all other respects be in full force and effect and continue on its existing terms, except as amended by this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

Nanophase Technologies Corporation (“Supplier”)		Hallstar Ester Solutions Corporation (“Company”)

By:	/s/ Jess Jankowski	By:	/s/ Jeff Beckman

Name:	Jess Jankowski	Name:	Jeff Beckman

Title:	President & Chief Executive Officer	Title:	Assistant Secretary
5-21-2018

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